[THE BEARD COMPANY LOGO]                                  NEWS RELEASE

THE BEARD COMPANY                                 Herb Mee, Jr., President
Enterprise Plaza, Suite 320
5600 North May Avenue
Oklahoma City, Oklahoma 73112
(405) 842-2333 OTCBB: BRCO

                                THE BEARD COMPANY
                  FILES SUIT TO TERMINATE BUSINESS RELATIONSHIP
                                      WITH
                             AMERICAN BIO TECH, INC.

FOR IMMEDIATE RELEASE:  Friday, December 20, 2002

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that it has filed a suit in the U.S. District Court for the Western District of Oklahoma to terminate its business relationship with American Bio Tech, Inc. ("ABT").

     In December of 2000, the Company and ABT formed a joint venture to market, design and construct plants utilizing the ABT composting technology in the Peoples Republic of China. In February of 2001 the Company and ABT formed ABT Beard, LLC (the "LLC") to replace the joint venture and entered into an operating agreement governing the management and operation of the LLC in May of 2001.

     Herb Mee, Jr., President of the Company, stated: "Some 3-1/2 months ago a controversy arose between the Company and ABT concerning their legal rights and relationships. Since then the parties have had lengthy discussions and negotiations in an attempt to resolve their differences and arrive at a mutually agreeable solution. However, the relationship between ABT and the Company has deteriorated to such an extent that it is no longer feasible or practicable to carry on the LLC's business."

     "Termination of the LLC is expected to result in an impairment provision to the Company's balance sheet of more than $700,000. The final amount will depend upon the Company's success in recovering loans made by the Company to the LLC during the past two years," Mee continued.

     "We sincerely regret that this action has become necessary," Mee concluded. "The Company has a substantial investment of both time and money in China, and intends to move forward with its efforts to build composting facilities there utilizing other available composting technologies."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities related to the development of starpay(TM)'s patent-pending payment system for use on the Internet.

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